Exhibit 99.1

For Immediate Release

YOUBET.COM REPORTS SOLID RESULTS FOR THE THREE-
MONTH PERIOD ENDED MARCH 31, 2009

First Quarter 2009 Highlights

•	First quarter 2009 Youbet Express handle increased $28.5 million, or 30%, over the prior-year period

•	First quarter 2009 revenue increased 16% to $28.4 million, an improvement of $3.9 million over the prior-year period

•	First quarter 2009 net income increased 51% year-over-year from $0.8 million to $1.2 million

•	First quarter 2009 diluted earnings per share increased to $0.03, up from $0.02 in the prior-year quarter

Burbank, CA, May 13, 2009 – Youbet.com, Inc. (NASDAQ: UBET) today announced results for the three-month period ended March 31, 2009.  For the first quarter 2009, diluted earnings per share were $0.03, versus diluted earnings per share of $0.02 in the prior-year period.  First quarter earnings per share from continuing operations were $0.03, compared to $0.03 in the prior year period.

Youbet Chief Executive Officer Michael Brodsky commented, “We are pleased with our first quarter 2009 results, as we are off to a strong start in spite of the difficult economy, and in an industry that according to Equibase has shown a 9.3% handle decline on a year-over-year basis.  Our handle and revenue increased considerably in the quarter as a result of our efforts in landing a significant amount of new global content for Youbet Express.  Looking ahead into the second quarter, we are pleased to bring back the entire Triple Crown content to Youbet customers, along with adding more racing content from other key tracks including Churchill Downs, Calder Race Course and Arlington Park.  We were pleased in the first quarter to see a 10% increase in average weekly unique wagerers and an 18% increase in average wagers from them over the first quarter of 2008, with the positive trend continuing into the second quarter of 2009.”

Mr. Brodsky continued, “Looking toward the rest of 2009, our focus remains on growing our handle by adding more content and key capabilities to improve the Youbet Express platform and enhance the overall client experience, while keeping a watchful eye on expenses.  In addition, we expect to be investing for future growth operationally, while staying vigilant on legislative developments.”

Subsequent Events

•	April 1 – Youbet modifies and extends share repurchase plan; Youbet Board also adopts stockholder rights plan structured to preserve use of net operating losses

•	April 16 – COO David Goldberg nominated to join the Board of Directors

•	April 22 – Youbet announces it will carry signal for Calder race meet from April 24 through January 2, 2010

•	April 27 – Youbet announces it will carry signals for Churchill Downs 2009 Spring Meet and the running of the 135th Kentucky Derby

•	April 30 – Youbet announces it hired Mark Midland as Vice President, Racing and Business Development and Rey del Valle as Vice President, Strategy and Planning

•	May 1 – Youbet announces it will carry signal for 2009 Arlington Park Meet

•	May 13 – Youbet announces it will carry signal for the 134th running of the Preakness Stakes

Segment Results

	Youbet Express			United Tote
	Three months ended March 31,			Three months ended March 31,
(in 000's)	2009	2008	% Change	2009	2008	% Change
Revenue(1)	$24,058	$19,176	25.5%	$4,659	$5,617	(17.1%)
Gross profit (2)	8,381	7,594	10.4%	1,361	1,993	(31.7%)
Operating expenses	5,743	5,298	8.4%	2,581	2,811	(8.2%)
Income (loss) from continuing operations before other income (expense) and income tax	$2,638	$2,296	14.9%	$(1,220)	$(818)	NM
Gross profit margin	34.8%	39.6%		29.2%	35.5%

(1)         Revenues exclude intersegment eliminations of $0.3 million for both 2009 and 2008, respectively.

(2)         Gross profit for Youbet Express is commissions and other revenues less track fees, licensing fees, and network operations. Gross profit for United Tote is total contract revenues and equipment sales less contract costs and equipment costs. Each line item is calculated in accordance with GAAP and presented on the condensed consolidated statements of operations data included with this release.

Total revenue at Youbet Express for the three-month period ended March 31, 2009 rose 25% year-over-year to $24.1 million.  Gross profit at Youbet Express in the first quarter of 2009 was up 10% from the prior-year period, primarily due to increased revenue.  Income from continuing operations at Youbet Express was $2.6 million during the first quarter of 2009, an increase of $0.3 million from the first quarter of 2008, as operating expenses increased $0.4 million from the prior-year period.  The rise in operating expenses was a result of increases in consulting and marketing expenditures associated with customer retention activities, customer acquisition, including the re-launch of our ‘live racing’ content on CBSSportsline.com and ESPN.com, and new product development and promotion including MyROI, xStreamAV and Conditional Wagering.

For the first quarter of 2009, total revenue at United Tote declined 17%, primarily as a result of contract losses and lower handle on existing contracts.  The decrease in revenues was somewhat mitigated by a $0.2 million year-over-year decrease in operating expenses.  United Tote’s loss from continuing operations for the first quarter of 2009 was $1.2 million, compared with a loss from continuing operations of $0.8 million in the first quarter of 2008.

(in 000's, except per share amounts)	Three months ended March 31,
	2009	2008	Change
Total revenue	$28,425	$24,511	$3,914
Gross profit(1)	9,742	9,587	155
Income from continuing operations	1,182	1,183	(1)
Income (loss) from discontinued operations (2)	(16)	(409)	393
Net income	$1,166	$774	$392

Diluted income (loss) per share	2009	2008	Change

Income from continuing operations	$0.03	$0.03	$0.00
Income (loss) from discontinued operations	(0.00)	(0.01)	0.01
Net income per common share	$0.03	$0.02	$0.01
Youbet Express handle	$123,981	$95,467	$28,514

(1)          Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, each as calculated in accordance with accounting principles generally accepted in the United States (GAAP) and as presented on the condensed consolidated statements of operations included with this release.

(2)          Effective February 15, 2008, Youbet ceased operations at International Racing Group (IRG), and accordingly, has accounted for such operations retroactively as discontinued operations.

First Quarter 2009 Operating Results

The following table summarizes the key Youbet Express components of revenue in the three-month periods ended March 31, 2009 and 2008.

	Three Months Ended March 31,
	2009	2008	Change
	(in thousands, except for Yield)
Youbet Express
Total Wagers (Handle)	$123,981	$95,467	29.9%
Commissions from Handle	23,495	18,422	27.5%
Other Revenue	563	754	(25.3%)
Total Revenue	24,058	19,176	25.5%
Net Track Revenue(1)	$9,115	$8,048	13.3%
Yield (2)	7.4%	8.4%	-100 bps

	Handle
Handle Detail	(in thousands)
1Q08 Handle	$95,467
1Q08 Lost Track Content (3)	(56)
1Q09 New Content	23,662
1Q08 Same-track and same-state (4)	119,073
1Q09 Primarily same-track change	4,907
1Q09 Handle	$123,981

(1)
Net track revenue is calculated as commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information attached to this release and is used to calculate yield.

(2)
Yield is defined as net track revenue as a percentage of handle. The decrease in Youbet Express yield for the three-month period ended March 31, 2009 compared to the prior-year period was due to new agreements with certain racetracks that reduced Youbet Express's yield. Management believes that yield is useful to evaluate profitability. Yield should not be considered an alternative to operating income or net income as Indicators of financial performance, and may not be comparable to similarly titled measures used by other companies.

(3)	Represents handle wagered in the first quarter of 2008 on tracks that were not available on the Youbet Express platform.

(4)	Estimates handle wagered in the first quarter of 2008 on tracks that Youbet Express received content on in the first quarter of 2009 to provide a same-track comparison.

Total revenue from continuing operations was $28.4 million, an increase of 16% from the prior-year period.

Youbet Express revenue was $24.1 million, up 25% from first quarter 2008 based on handle of $124.0 million, an increase of 30% from the prior-year period.  Youbet Express yield in the first quarter of 2009 was 7.4%, a decline of 100 basis points from the prior-year period primarily due to adding content in the quarter from lower-yielding tracks.

The increase in handle was attributable to the return of TrackNet content, the addition of new content and an increase in handle on existing tracks. Youbet Express handle attributable to new content was $23.6 million and same-track and same-state handle increased $4.9 million, or 5%, from the first quarter of 2008.  Lost track content was $0.1 million and is defined as content offered on the Youbet Express platform during the first quarter of 2008 that did not return in the first quarter of 2009.

For the first quarter of 2009, contract revenue at United Tote of $4.6 million was down 17% from the prior-year period, while equipment sales were down $0.1 million.  Contract costs decreased 8% compared to the prior-year period to $3.2 million, mainly attributable to hub consolidation and reduction in travel and administrative costs, while partially offset by increases in equipment rental and repairs and maintenance costs.  Gross profit for the first quarter of 2009 declined 32% over the prior-year period to $1.4 million, with gross profit margin falling to 29.2% from 35.5% as a result of the reduction in contract revenue.

Total operating expenses associated with continuing operations for the three months ended March 31, 2009 were $8.3 million, an increase of $0.2 million from the prior-year period.  Research and development costs of $0.9 million were flat compared to the same period in 2008.  Sales and marketing costs of $1.4 million were up $0.2 million, or 13%, from 2008 levels due to recent initiatives undertaken in relation to new content.  General and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $4.2 million in the first quarter of 2009, comparable to the first quarter of 2008.  Depreciation and amortization expense of $1.8 million also remained relatively flat compared to the first quarter of 2008.

EBITDA from continuing operations in the first quarter of 2009 was $3.3 million, up slightly compared to the first quarter of 2008.

For the first quarter of 2009, income from continuing operations, which includes Youbet Express and United Tote, was $1.2 million, or $0.03 per diluted share, comparable to the prior-year period.

Liquidity and Capital Resources

As of March 31, 2009, the company had net working capital of $0.8 million, compared to negative working capital of $0.8 million at December 31, 2008.  As of March 31, 2009, the company had $17.7 million in cash and cash equivalents, $4.6 million in restricted cash and $11.2 million in total debt.  Net cash provided by operating activities for the first quarter of 2009 was $3.3 million, a $1.4 million decrease from the prior year due to unfavorable working capital fluctuations.  Net cash used in investing activities for the first quarter of 2009 was $0.6 million, a decline of $0.3 million from the prior year due to increased expenditures on property and equipment.  Net cash used in financing activities was $1.5 million and was attributable to repayment of debt.

The company has a loan and security agreement that provides for a $5.0 million revolving credit facility and a $10.0 million term loan.  The principal of the term loan is to be repaid in equal quarterly installments of $1.25 million plus interest, and payments commenced on December 31, 2008.  Both the revolving credit facility and the term loan mature on November 30, 2010.  As of March 31, 2009, Youbet owed $7.5 million under the term loan and no amount was outstanding under the revolving credit facility.  Management believes that unrestricted cash on hand and cash generated by operating activities will be sufficient to pay scheduled payments on the term loan and the remaining balance expected to be owed at maturity.

On April 1, Youbet announced that it had modified and extended its stock repurchase program, allowing the company to repurchase up to 10% of its common shares outstanding as of March 31, 2009.  Under the old program, no repurchases were made during the first quarter of 2009.  As of May 12, 2009, no repurchases have been made under the new program.

Conference Call Information

The company will host a conference call and webcast today at 4:30 p.m. Eastern time.  Both the call and webcast are open to the general public.

The conference call number is 877-852-6543.  Please call ten minutes in advance to ensure that you are connected prior to the presentation.  Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com).  Please log-on 15 minutes in advance to ensure that you are connected prior to the call's initiation.  Questions and answers will be reserved for call-in analysts and investors.  Following its completion, a replay of the call can be accessed for 30 days on the Internet at the above link.

Reconciliation of Non-GAAP Financial Measures

This release contains disclosure regarding EBITDA from continuing operations, which is a financial measure that is not calculated in accordance with GAAP.  “EBITDA” is defined as earnings before interest, income taxes, and depreciation and amortization expense.

Youbet.com
Reconciliation of Non-GAAP Financial Measures
EBITDA From Continuing Operations from Income from Continuing Operations
($ in thousands)

	Three months ended March 31,
	2009	2008
Income from Continuing Operations	$1,182	$1,183
Income Tax	119	19
Net Interest Expense	198	285
Depreciation and Amortization	1,834	1,806
EBITDA from Continuing Operations	$3,333	$3,293

Youbet.com
EBITDA Segment Reconciliation
($ in thousands)

	Youbet Express		United Tote
	Three months ended March 31,		Three months ended March 31,
	2009	2008	2009	2008
Income (Loss) from Continuing Operations	$2,466	$2,310	$(1,284)	$(1,127)
Income Tax	109	-	10	19
Net Interest (Income) Expense	78	(37)	120	322
Depreciation and Amortization	520	437	1,314	1,369
EBITDA from Continuing Operations	$3,173	$2,710	$160	$583

Management believes that this non-GAAP financial measure serves as a useful supplemental measure that reflects core business performance.  Management uses EBITDA from continuing operations to evaluate the company's operating performance and as a liquidity measure, and it is among the primary measures used by management for planning and forecasting of future periods. In addition, management uses EBITDA from continuing operations to determine compliance with its debt covenants.  This measure should not be considered as an alternative to net income or as an indicator of our financial performance and may not be comparable to similarly titled measures used by other companies.

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31, 2009	December 31, 2008
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$17,674	$16,538
Current portion of restricted cash	4,643	4,698
Accounts receivable, net	2,569	3,031
Inventories	2,121	1,937
Prepaid expenses and other current assets	893	1,066
	27,900	27,270
Property and equipment, net	15,170	16,218
Intangibles assets, net	4,428	4,588
Other assets	600	804
	$48,098	$48,880
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$8,531	$8,704
Trade payables	7,004	6,484
Accrued expenses	6,931	8,287
Customer deposits	4,343	4,445
Deferred revenues	305	121
	27,114	28,041
Long-term debt, net of current portion	2,680	3,996
	29,794	32,037
Stockholders' equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none outstanding
Common stock, $0.001 par value, authorized 100,000,000 shares, 42,562,805 shares issued	43	43
Additional paid-in capital	136,032	135,732
Accumulated other comprehensive loss	(134)	(129)
Deficit	(115,258)	(116,424)
Less treasury stock, 1,099,335 shares at cost	(2,379)	(2,379)
	18,304	16,843
	$48,098	$48,880

 Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenues
Commissions	$23,495	$18,422
Contract revenues	4,281	5,171
Equipment sales	86	164
Other	563	754
	28,425	24,511
Costs and expenses
Track fees	13,063	8,277
Licensing fees	1,317	2,098
Network costs	1,005	925
Contract costs	3,240	3,536
Equipment costs	58	88
	18,683	14,924
Gross profit	9,742	9,587

Operating expenses
General and administrative	4,181	4,198
Sales and marketing	1,406	1,243
Research and development	903	862
Depreciation and amortization, including intangibles	1,834	1,806
	8,324	8,109
Income from continuing operations before other income (expense) and income tax	1,418	1,478

Other income (expense)
Interest income	26	69
Interest expense	(224)	(354)
Other	81	9
Income from continuing operations before income tax	1,301	1,202
Income tax	119	19
Income from continuing operations	1,182	1,183

Discontinued operations
Loss from discontinued operations, without tax effect	(16)	(409)
Net income	$1,166	$774

Basic income (loss) per share
Income from continuing operations	$0.03	$0.03
Loss from discontinued operations	(0.00)	(0.01)
Net income per common share	0.03	0.02
Diluted income per share
Income from continuing operations	$0.03	$0.03
Loss from discontinued operations	(0.00)	(0.01)
Net income per common share	0.03	0.02
Weighted average shares outstanding
Basic	41,463,470	41,519,024
Diluted	42,109,982	41,906,975

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2009	2008
Operating activities
Net Income	$1,166	$774
Loss from discontinued operations	(16)	(409)
Income from continuing operations	1,182	1,183
Adjustments to reconcile income from continuing operations to net cash provided by operating activities, continuing operations

Depreciation and amortization of property and equipment	1,674	1,621
Amortization of intangibles	160	185
Stock-based compensation	300	175
Provision for doubtful accounts receivables	161	277
Increase in operating (assets) and liabilities	(46)	1,233
Net cash provided by operating activities, continuing operations	3,431	4,674
Net cash used in operating activities, discontinued operations	(175)	(14)

Net cash provided by operating activities	3,256	4,660

Investing activities
Purchase of property and equipment	(626)	(304)
Increase in restricted cash (other than Players Trust SM)	-	(48)
Other	-	34
Net cash used in investing activities	(626)	(318)
Financing activities
Proceeds from debt	-	308
Repayment of debt	(1,489)	(2,186)
Net cash used in financing activities	(1,489)	(1,878)

Foreign currency translation adjustments	(5)	(5)
Net increase in cash and cash equivalents	1,136	2,459
Cash and cash equivalents at the beginning of period	16,538	6,551
Cash and cash equivalents at the end of period	$17,674	$9,010

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.

Youbet.com, Inc. (NASDAQ: UBET) is a leading domestic online horse racing and horse betting site, the exclusive provider of live horse racing footage and racing results to ESPN.com and CBSSports.com and a leading supplier of totalizator systems to the pari-mutuel industry.  Youbet’s website enables its customers to securely wager on horse races at over 150 racetracks each year worldwide from the convenience of their homes or other locations.  Through its online platform, Youbet offers members real-time wagering, co-mingled track pools, conditional wagering capabilities, high quality live audio/video, up-to-the-minute track information, mobile wagering, race replay library, simultaneous X2 Video multi-race viewing capability and sophisticated ROI-based player analysis tools.  In addition, through its United Tote totalizator systems subsidiary, Youbet provides hardware and software to its track partners, allowing them to process pari-mutuel wagers, issue and pay tickets, and calculate payoff odds.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include the timely development and market acceptance of new products and technologies; Youbet's ability to achieve further cost reductions; Youbet's assessment of strategic alternatives for United Tote, including a possible sale, as to which there can be no assurance of success; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be legal in jurisdictions where Youbet currently operates; the limitation, conditioning, or suspension of any of Youbet's licenses; increases in or new taxes imposed on wagering revenues; the adoption of future industry standards; the loss or retirement of key executives; Youbet's ability to meet its liquidity requirements and maintain its financing arrangements; and general economic and market conditions; as well as the risks and uncertainties discussed in Youbet's Form 10-K for the year ended December 31, 2008, and in Youbet's other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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CONTACT:

Youbet.com, Inc. Jeffrey Grosman 818.668.2384	Integrated Corporate Relations William Schmitt (Investors) 203.682.8200